Exhibit 28.1
Page 1





                               Lending Operations
                                  Balance Sheet
                                December 31, 1996
                             (Amounts in thousands)





Assets

         Cash and cash equivalents .............................................                 $     4,424
         Finance Receivables, net of unearned fees .............................                   1,360,576
             Allowance for Losses ..............................................                     (18,426)
                                                                                                 -----------
                   Finance Receivables, net ....................................                   1,342,150
         Furniture and equipment, at cost less accumulated
             amortization of $10,398 ...........................................                       7,691
         Other receivables and assets ..........................................                       2,601
                                                                                                 -----------
         Total Assets ..........................................................                 $ 1,356,866
                                                                                                 ===========


Liabilities and Equity

         Unfunded finance receivables ..........................................                 $    73,195
         Accounts payable and accrued liabilities ..............................                       7,878
                                                                                                 -----------

             Total liabilities .................................................                      81,073

                                                                                                 -----------

         Equity ................................................................                   1,275,793
                                                                                                 -----------

         Total Liabilities and Equity ..........................................                 $ 1,356,866
                                                                                                 ===========




See accompanying notes



Exhibit 28.1
Page 2




                               Lending Operations
                                Income Statement
                          Year Ended December 31, 1996
                             (Amounts in thousands)




REVENUES



     Finance charges ...........................................................                     $156,363
     Other Income ..............................................................                        6,163
                                                                                                     --------
         Total Revenues ........................................................                      162,526

EXPENSES

     Interest and debt expense .................................................                       54,753
     Salaries and other operating expenses .....................................                       55,139
     Provision for credit losses ...............................................                       18,570
                                                                                                     --------
         Total expenses ........................................................                      128,462
                                                                                                     --------
     Income before income taxes ................................................                       34,064
     Income taxes ..............................................................                       13,854
                                                                                                     --------
     Net income ................................................................                     $ 20,210
                                                                                                     ========



See accompanying notes


Exhibit 28.1
Page 3




                               Lending Operations
                             Statement of Cash Flows
                          Year ended December 31, 1996
                             (Amounts in thousands)






Operating Activities

       Net income ..............................................................                $    20,210
       Adjustments to reconcile net  income to net
           cash provided by operating activities:
                Depreciation and amortization ..................................                      3,071
                Provision for credit losses ....................................                     18,570
                Change in accounts payable & other liabilities .................                      1,534
                Change in other assets .........................................                        (22)
                Other ..........................................................                       (409)
                                                                                                -----------
       Net cash provided by operating activities ...............................                     42,954

Investing Activities
       Finance receivables originated ..........................................                 (3,751,839)
       Finance receivables collected ...........................................                  3,582,613
       Increase in unfunded financing transactions .............................                     13,781
       Credit losses, net of recoveries ........................................                    (18,074)
       Net property and equipment at cost ......................................                     (2,364)
                                                                                                -----------
       Net cash used in investing activities ...................................                   (175,883)
                                                                                                -----------

Financing Activities
       Change in equity/net cash provided by financing activities ..............                    134,791
                                                                                                -----------

       Increase in cash ........................................................                      1,862
       Cash at beginning of year ...............................................                      2,562
                                                                                                -----------
       Cash at end of year .....................................................                $     4,424
                                                                                                ===========


See accompanying notes


Exhibit 28.1
Page 4

LENDING OPERATIONS

NOTES TO FINANCIAL STATEMENTS
(Amounts in thousands)

December 31, 1996


NOTE ONE - SIGNIFICANT ACCOUNTING POLICIES


Basis of Presentation: The Lending Operations (the "Company") consists of certain business operations formerly owned by Whirlpool Financial Corporation ("WFC"), a majority-owned subsidiary of Whirlpool Corporation. These operations were sold by WFC to Transamerica Distribution Finance ("TDF"), a wholly-owned subsidiary of Transamerica Finance Corporation ("TFC"). The statements enclosed were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the current report on Form 8-K of TFC, and are not intended to be a complete presentation of the financial position or revenue and expenses.

As part of the sale agreement, TDF did not assume any of WFC's debt. Because the Company was historically operated as an integral part of WFC, management has determined it is not feasible to allocate specific debt and related interest expense incurred by WFC to the Company. As a result, the balance sheet includes a "Balancing Account" (Equity) that represents all assets sold less liabilities directly assumed by TDF, and is not reflective of a capital structure that would be typical for such a company. Similarly, the income statement includes amounts that represent management's estimated allocation of interest expense, taxes, and employee costs related to the operations of the assets and liabilities sold.

The balance sheet and income statement include all balances and transactions of the operation sold to TDF, including Whirlpool Financial National Bank ("WFNB"), as if the Company functioned as a stand-alone entity.

Operations: The Company's inventory finance division provides domestic floorplan financing and display programs to retailers throughout the United States, and factoring, inventory and display financing for retailers of products of Whirlpool's operations in Europe and Latin America and Vitromatic, Whirlpool's joint venture company in Mexico. The consumer finance division provides revolving charge financing and through WFNB, the Company's credit card bank, consumer credit card programs throughout the United States.

Use of Estimates: Certain amounts reported in the combined financial statements are based on management estimates. Actual results could differ from those estimates.

Cash and Cash Equivalents: The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Income Recognition: Interest and discount charges are recognized in financing income using the effective yield method. For inventory financing receivables, finance charges to cover the initial period (generally 90 days) for each item financed on a discount basis are credited to unearned finance charge accounts and recognized as revenues over the initial period on the effective yield method. Origination fees and related costs are deferred and amortized over the life of the related receivables as a yield adjustment using the interest method. The Company suspends interest income recognition on nonearning receivables when receipt of principal or interest is questionable.

Exhibit 28.1
Page 5



LENDING OPERATIONS

NOTES TO FINANCIAL STATEMENTS
(Amounts in thousands)

December 31, 1996


NOTE ONE- SIGNIFICANT ACCOUNTING POLICIES (Continued)

Depreciation  and  Amortization:  Depreciable  assets are carried at cost net of accumulated depreciation or amortization. Furniture and equipment are depreciated by use of the straight-line method over their estimated useful life. Leasehold improvements are amortized over the related lease period or estimated economic life, whichever is shorter.

Allowance for Losses: The allowance for losses is maintained at an amount necessary to cover estimated losses on the collection of finance receivables based on management's assessment of various factors, including loss experience and review of problem accounts. Management's assessments are inherently subjective and require material estimates, including the amounts and timing of future cash flows expected to be received on impaired finance receivables. All accounts deemed uncollectible are charged off monthly.

Impaired Loans: Impaired loans are measured based on the present value of expected future cash flows discounted at the loans' effective interest rate. Evaluation for impairment is performed as part of the portfolio management review process. Income is recognized in the same manner as it is on accruing receivables.

Income Taxes: Tax results of the Company's operation are included in the consolidated federal and state income taxes filed by WFC. TDF did not assume existing tax liabilities of the Company. The expenses reflected in these financial statements represent management's estimate of the expenses applicable to the net assets being sold. The difference between the effective rate and the statutory rate is due to non-deductible financing expenses.

Interest Expense: The Company's operations were financed by WFC, which borrowed in the commercial paper and other markets and issued redeemable preferred stock to institutional investors. Interest expense and dividends on the redeemable preferred stock are allocated to the operations based on management estimates of the debt service requirements of the operation and the division equity ratios mandated by the parent company based on the net assets of the operations being sold. Preferred stock dividends of $1,825 are classified as interest expense on an after tax basis.

Exhibit 28.1
Page 6


LENDING OPERATIONS

NOTES TO FINANCIAL STATEMENTS
(Amounts in thousands)


December 31, 1996

NOTE TWO - FINANCE RECEIVABLES


Finance Receivables

Finance receivables, including unamortized deferred fees and expenses comprised the following amounts at December 31, 1996:

Inventory finance                                   $1,018,072
Consumer                                               352,273
                                                    ----------
Finance receivables                                  1,370,345

Less unearned finance charges                         (  9,769)
                                                    ----------
Net finance receivables                             $1,360,576
                                                    ==========

Contractual maturities of finance receivables outstanding, before deduction of unearned finance charges, at December 31, 1996 were:

                                         Inventory     Consumer        Total

           1997                        $1,018,072   $   133,399    $1,151,471
           1998                             -           117,338       117,338
           1999                             -            78,894        78,894
           2000                             -            15,450        15,450
           2001                             -             5,143         5,143
           Thereafter                       -             2,049         2,049
                                       ----------   -----------    ----------
           Total                       $1,018,072   $   352,273    $1,370,345
                                       ==========   ===========    ==========

The Company's experience has shown that a number of the consumer finance receivables will be paid off prior to contractual maturity. Accordingly the foregoing amounts are not to be regarded as a forecast of future cash flows.

Earned finance revenue from inventory finance receivables includes $50,744 from Whirlpool Corporation. Earned financing revenue for finance receivables in Europe and Latin America were $15,723 in 1996.

Inventory finance receivables included $966,394 from household appliance and electronics dealers and were generally secured by the assets being financed. Of this amount $221,279 and $67,680 represent receivables due from borrowers in Europe and Latin America respectively.

Finance receivables at December 31, 1996 included $11,136 of nonearning accounts. The interest that would have been recorded on these receivables in 1996 had they been paid in accordance with their contractual terms was $644.

Exhibit 28.1
Page 7



LENDING OPERATIONS

NOTES TO FINANCIAL STATEMENTS
(Amounts in thousands)

December 31, 1996


NOTE THREE - ALLOWANCE FOR LOSSES

Finance receivables consist primarily of variable rate receivables that reprice frequently and have no significant change in credit risk. The carrying amount of these assets approximates fair value.

An analysis of the allowance for losses on finance receivables is as follows:


         Balance at December 31, 1995                          $17,930
         Provision charged to income                            18,570
         Losses, net of recoveries                             (18,074)
                                                              --------
         Balance at December 31, 1996                          $18,426
                                                               =======



NOTE FOUR - COMMITMENTS AND CONTINGENCIES

The Company leases certain office space, automobiles and data processing equipment under several operating leases. Total rental expense for all leases accounted for under operating leases amounted to $2,464 in 1996. Rent paid on leases with Whirlpool Corporation was $1,583.

Minimum future rental commitments under operating leases having initial or remaining non-cancelable lease terms in excess of one year, including the Company's corporate headquarters and other facilities leased from Whirlpool Corporation, as of December 31, 1996 were as follows:

                           1997                   $2,676
                           1998                    2,350
                           1999                    2,260
                           2000                      625
                           2001                      216
                                                  ------
                                                  $8,127
                                                  ======

Contingent liabilities arising from litigation, income taxes and other matters are not expected to have a material effect on the financial position or results of operations of the Company.